EXHIBIT 10.59

Date: 3/9/2012

TESORO Contract No: CBG12TP0001 REVISED	Tesoro Refining and Marketing Company 19100 Ridgewood Pkwy San Antonio, TX 78259 210.828.8484 210.579.4578 Fax
Cook Inlet Energy LLC Contract No: Please Advise

FAX: 907-334-6735

Cook Inlet Energy LLC

601 W 5th Ave, Suite 310

Anchorage, AK 99501

Attn: David Hall

This Contract confirms the transaction discussed and agreed upon on February 23, 2012, between TESORO REFINING AND MARKETING COMPANY, a Delaware Corporation (hereinafter referred to as "TESORO"), and Cook Inlet Energy LLC (hereinafter referred to as "CIE" or "Seller").  TESORO agrees to purchase, and Seller agrees to sell, Crude Oil under the terms and conditions set forth herein and the Crude Oil General Terms and Provisions of Tesoro Refining and Marketing Company Crude Oil Domestic Purchase, Sale & Exchange Agreement dated 01-2002.

IDENTIFICATION OF CRUDE OIL:	The Crude Oil being purchased hereunder is a crude petroleum oil, as specified and identified as follows:

QUALITY:

Typical quality Alaskan Cook Inlet Crude Oil (ACl), which meets the quality specifications defined in the Kenai Pipeline Tariff, as approved by the RCA, under the most recent revision that might be applicable at any particular time during the term hereof, and which shall not have been refined or processed prior to delivery, except for removal of gas, solids and water by conventional field separation techniques, nor contain more than 1% basic sediment and water (BS&W). If the BS&W exceeds 1%, then the following table would be applicable;

BS&W	Price Adjustment
$/bbl
0-1.0%	0.00
up to 1.1%	0.10
up to 1.2%	0.30
up to 1.3%	0.60
up to1.4%	1.00
up to 1.5%	1.50

QUANTITY:	Approximately 250 Barrels Per Day

CONTRACT TERM:

This contract shall extend for an initial term from 02/01/2012 to 01/31/2013 and shall renew monthly thereafter on an Evergreen basis. After the initial term, either party may cancel upon a 60-day written notice.

PRICE:

a) Redoubt Shoal ACI - Osprey.

The price for each delivery of Redoubt Shoal ACI made during each Calendar month hereunder shall be equal to the simple arithmetic average of the published daily (weekends and holidays shall be excluded in calculating the average) New York Mercantile Exchange ("NYMEX") Settlement Prices for Light Sweet Crude Oil delivered at Cushing, Oklahoma (WTI) for the applicable  front month NYMEX Contract published each business day in the calendar month  of delivery hereunder ("Index Price"), subject to the following adjustments:

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i)	If the ANS Index Midpoint Price is at least $2.285/barrel greater than the the WTI Index Price, then the price shall be equal to the ANS Index Midpoint Price less $4.00/bbl.
ii)	If the ANS Index Midpoint Price is equal to or less than the sum of the WTI Index Price plus $2.285/barrel, then the price shall be equal to The WTI Index Price less $1.715.
iii)

The "ANS Index Midpoint Price" shall be the simple arithmetic average of the published daily (weekends and holidays shall be excluded in calculating the average) Argus, Reuters and Telerate (ART) published postings for West Coast ANS published each business day in the calendar month of delivery hereunder.

iv)

The "WTI Index Price" shall be the simple arithmetic average of the published daily (weekends and holidays shall be excluded in calculating the average) New York Mercantile Exchange ("NYMEX") Settlement Prices for Light Sweet Crude Oil delivered at Cushing, Oklahoma (WTI) for the applicable front month NYMEX Contract published each business day in the calendar month of delivery hereunder.

v)

Effective April 1, 2011: a deduction for the Cook Inlet Spill Plan Response Inc. (CISPRI) is now Total Budgeted Operating Expenses for the Current Year divided by Total CISPRI Weighted Barrels for the Prior Year.

For example:

Total 2011 Budgeted Operating Expenses divided by Total 2010 CISPRI Weighted Barrels.

This is currently: $12,289,011/32,839,600 = $0.374/bbl

vi)

a deduction for TESORO's transportation of Seller's ACI through the Kenai Pipeline (KPL), which includes all Nikiski Port, dock, unloading, and transfer fees if any, deemed to be to the published tariff of KPL approved by the RCA, (currently $0.059/bbl) or the current approved version of the KPL tariff,

vii)

a deduction for a transportation and shipping allowance, to be a fixed price of $476,000 per trip and allocated based upon each shipper's volume loaded on the vessel for such trip. In addition, TESORO's actual costs associated with a second tug required during winter months shall be deducted, allocated based upon each shipper's volume loaded on the vessel for such trip.

viii)	a deduction adjusting for Redoubt shoal quality of $0.45 USD per barrel

b)

Non-Redoubt Shoal ACI - West Mac Arthur. The price for each delivery of Non-Redoubt Shoal ACI, made during each Calendar month hereunder shall be price specified under paragraph a) above, plus a further adjustment of $0.995/bbl.

c)

Allocation for Pricing. Each lifting of crude oil may include both Redoubt Shoal ACI and Non Redoubt Shoal ACI. Deliveries of Redoubt Shoal ACI and Non-Redoubt Shoal ACI within such lifting shall be determined pursuant to the allocation procedures set forth in Paragraph 1(c) above, and the applicable price shall be paid accordingly for those delivered volumes.

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d)

Taxes. CIE shall be responsible for paying all taxes owed on sale of ACI hereunder, or on production or handling of ACI prior to delivery. TESORO shall be liable for all taxes on sale, processing, transportation or handling of ACI after delivery.

CONTRACT PRICE REOPENER PROVISIONS:

The Parties agree to enter into good faith negotiations to establish a new pricing formula for Deliveries of Redoubt Shoal ACI and/or Non Redoubt Shoal ACI under the circumstances set forth below. The Parties agree to share relevant information in such negotiations and to cooperate in good faith, provided however, that each Party shall have the right to take reasonable steps to preserve the confidentiality of trade secrets or proprietary information.

i)

Quality Change. If the quality of ACI materially changes, or if a new stream delivered by CIE with materially different quality, is introduced to the common stream, a Party may, in writing request, renegotiation of the applicable price to reflect the net change in value of that ACI attributable to such change in quality. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the price, then, at any time thereafter either Party may terminate this Agreement upon 30 days written notice.

ii)

Trading Cessation. If the NYMEX ceases to publish front month WTI contracts or changes its assumptions, methods, or reference points for such published front month contracts, the Parties shall agree upon a substitute front month contract that reflects prices equivalent to those contemplated hereby, with such adjustments as might be necessary to correlate the WTI Index Price to the equivalents of the price references specified herein. If Reuters or Telerate cease to publish West Coast ANS postings, then the Parties shall agree upon a substitute reference point, with such adjustments as might be necessary to correlate the ANS Midpoint Price to the equivalent price references specified herein. If the Parties cannot reach agreement within 30 days of such a request to renegotiate such changed reference prices, then, at any time thereafter either Party may terminate this Agreement upon 30 days written notice.

iii)

Volume Reduction. If the entire volume of ACI production being shipped from the Christi Lee Platform should decline to a level less than 200 barrels per day, where TESORO in good faith determines that it becomes uneconomic for it to continue purchasing such ACI production at the prices specified herein, TESORO may, in writing, propose a new pricing formula to be used to reflect the economic value to TESORO of such reduced volumes of production. The Parties shall then negotiate in good faith to agree upon a price that reflects the economic value of the reduced volumes of CIE's ACI production under the conditions then existing. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the pricing formula, then either Party may terminate this Agreement upon 30 days notice.

iv)

CISPRI Changes. If the CISPRI organization fundamentally changes the manner in which it allocates operating expenses or materially changes the CISPRI Weighted Barrel methodology, the Parties shall agree upon a substitute formula that correctly reflects the cost of CISPRI operating expenses allocated to the volume of ACI delivered under this contract. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the CISPRI Allowance, then, at any time thereafter either Party may terminate this Agreement upon 30 days written notice.

v)

Closure of the Tesoro Alaska Refinery. In the event of cessation of operation or closure of the Tesoro Alaska refinery, the Parties shall negotiate in good faith a new pricing formula. If the Parties cannot reach agreement within 45 days of such a request by either Party to renegotiate the pricing formula, then, at any time thereafter either Party may terminate this Agreement upon 45 days written notice.

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vi)

Volume Increase. If volumes of CIE's ACI production increase to a level above 24,000 barrels per day, either Party may request a renegotiation of the pricing formula. If the Parties cannot reach agreement within 30 days of such a request to renegotiate the price, then either Party may terminate this Agreement upon 30 days written notice.

DELIVERY:	Free on Board at Christi Lee Platform, AK Terminal, via the vessel, TBN. Subject to vessel and terminal acceptance.

LIFTINGS, CRUDE,: OIL SCHEDULING, AND NOMINATIONS

Subject to Force Majeure and the other limitations set forth herein, TESORO shall comply with the rules and regulations of Cook Inlet Pipeline and Christi Lee Platform to provide a vessel acceptable to the vetting standards of the operator of the Christi Lee Platform. TESORO will provide Jones Act ships. · Subject to Force Majeure, and the continuing availability of the Christi Lee Platform to make deliveries hereunder, TESORO will guarantee one lifting per month, with best commercial efforts for a second lifting during same month. Best efforts is defined as using reasonable diligence to schedule vessels to allow a second lifting during a month, but subject to Force Majeure and the continuing availability of the Christi Lee Platform to make deliveries hereunder of sufficient volumes to justify a second monthly lifting. TESORO in no way guarantees it will be able to lift crude oil during a window that CIE requires, and as such, TESORO will not be held responsible for any damages or costs due to shut-in or curtailed production.

TESORO is to provide the operator of the Christi Lee Platform with a rolling three month forward schedule of ships then scheduled to be available to lift Cook Inlet crude at Christi Lee Platform, updated weekly by a rolling 45 day schedule.

By the 15th of the month prior to the month which delivery is to be made, TESORO shall nominate to the operator of the Christi Lee Platform five-day windows ("Nominated Window") for the delivery month. TESORO shall by written notice narrow the Nominated Window to three-day windows no later than ten days prior to the intended date of arrival ("Delivery Window"). In the event that either party subsequently requests revisions of a Delivery Window, the Parties shall work in good faith to change said Delivery Window. TESORO shall provide delivery windows at least ten days apart in order to provide for the guaranteed one lifting per month stated above unless mutually agreed to do otherwise.

Subject to Force Majeure, forty-eight (48) continuous running hours shall be permitted as allowed laytime for loading a cargo. Any additional time will be mutually agreed by TESORO and the operator of the Christi Lee Platform. Such running hours shall commence six (6) hours after the vessel tenders NOR, or when the vessel is all fast at the dock, whichever occurs first In the event that a lifting requires longer than 48 continuous running hours, due to delivery rates at or availability of the Christi Lee Platform, or the required repositioning of the vessel due to force majeure, weather or marine conditions, CIE shall reimburse TESORO for its proportionate share of TESORO's actual demurrage costs associated with such excess running hours. Scheduled liftings and running hours will be conditioned upon weather and maritime conditions.

In the event that TESORO fails to use reasonable commercial efforts to manage its liftings of crude oil volumes under this section to make one guaranteed lift per month, except due to Force Majeure, CIE may, at its option, make alternative sales arrangements for those volumes of West Side Production that TESORO is unable to lift or wrongfully refuses to accept.

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TITLE/RISK OF LOSS:

Except as otherwise specified in this agreement, title and risk of loss or damage shall pass to TESORO at the time the product passes the permanent flange connections(s) on the shore manifold(s) connecting the hoses to the vessel at Christi Lee Platform , AK Terminal.

MEASUREMENT:

The quantity and quality of product delivered hereunder shall be determined by mutually agreed upon independent inspectors in accordance with current API/IP standards. Shore delivered net standard volume shall be determined by automatic sampler and customs and approved meters (if available) or by shore tank down gauge volumes. Quality of the product shall be determined by ASTM testing methods. Independent inspector's results shall be final and binding for both parties, save for fraud or manifest error.

If shore tanks are "active" or inspector cannot verify shore tank measurements, then vessel's received volumes will be used, adjusted by vessel experience factor (VEF) as certified by Independent Inspector of Record. If lightering occurs, barge receipt figures to govern.

CLAIMS:

Any claim as to a shortage in quantity or defect in quality shall be made in writing by TESORO to the Seller on all TESORO Free on Board purchases, within ninety (90) calendar days from the date of completion of delivery, defined as disconnection of hoses, of the cargo involved. If no such written notice of claim is received within 90 days after delivery of the product to the buyer, the claim shall be deemed to have been waived.

PAYMENT:	Net 5 Days from Date of Invoice

Payment shall be made by electronic funds transfer in United States Dollars.

Payments due on Saturday shall be paid the preceding Friday, and payments due on Sunday shall be paid on the following Monday. Similarly, payments due on a federal bank holiday shall be paid the preceding business day except when a federal bank holiday falls on a Monday, when payment shall be due the following day.

All payments made under this agreement shall be made without offset, deduction or counter-claim except as provided herein, by separate written agreement between the parties, or within the GENERAL PROVISIONS attached hereto or previously provided, incorporated into and made part of this Contract by reference.

If applicable, net-out invoices shall be according to the established netting agreement between Buyer and Seller.

Send Invoices to:	Tesoro Refining and Marketing Company
19100 Ridgewood Pkwy
San Antonio, TX 78259

Attn: Crude Accounting, Fax (210) 881-6435
Email: TSOCrudeinvoices@tsocorp.com

Attn: Accounts Payable, Fax (210) 569-5160
Email: AP-Crude_Refined_Ethanol@tsocorp.com

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GENERAL PROVISIONS: Tesoro Refining and Marketing Company- Crude Oil Domestic Purchase, Sale & Exchange Agreement dated 01-2002 General Provisions will govern this agreement and are hereby incorporated by reference. If you do not have a copy of those provisions, a copy will be provided to you upon request. Where the provisions of Tesoro Refining and Marketing Company - Crude Oil Domestic Purchase, Sale & Exchange Agreement dated 01-2002 are inconsistent with the specific provisions contained in this fax, it is understood that the language of this fax will control.

ADDRESS: The following address shall be used for notices under this Contract:

To TESORO	To Seller
Tesoro Refining and Marketing Company	Cook Inlet Energy LLC
19100 Ridgewood Pkwy	601 W 5th Ave, Suite 310
San Antonio, Texas 78259-1828	Anchorage, AK 99501

Attn: Commercial Contract Administration	Attn: David Hall
PHONE# 1-210-626-6610	PHONE# 907-334-6745
FAX# 1-210-579-4578	FAX# 907-334-6735

ADDITIONAL TESORO CONTACTS:

OPERATIONS Crude Scheduling	Phone: (210) 626-7494 Fax: (210) 745-4565
Email: sat-crudescheduling@tsocorp.com
CREDIT Customer Service	Phone: (877) 876-7297 Fax: (210) 626-4048
Email: CREDSAT@tsocorn.com
ACCOUNTING Mid-Office Accounting	Fax: (210) 881-6435
Email: sat-tsocrudeinvoices@tsocorp.com

INTERNATIONAL TRADE COMPLIANCE: Direct questions for international shipments to appropriate person below:

Pipeline Imports Kevin Wilder	Phone: (210) 626-4843	Cell: (210) 315-6192
Marine Imports Gary Wilson	Phone: (210) 626-4787	Cell: (210) 241-5333
Exports Gary Wilson	Phone: (210) 626-4787	Cell: (210) 241-5333

Dave K. Kirshner	David Hall
SVP, Commercial	Chief Executive Officer

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